EX. 99.1

Farmer Bros. Co. Announces Amendment to ABL Credit Facility

NORTHLAKE, Texas, August 9, 2022 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ:FARM) ( “Farmer Brothers” or the “Company”) today announced that the Company had amended (the “Amendment”) its ABL credit facility with Wells Fargo Bank, N.A., providing further flexibility and additional liquidity under its current revolving credit facility.
Among other things, the Amendment amends certain terms and conditions of the Credit Agreement, such as increasing the maximum revolver amount by $10 million to an aggregate maximum revolver commitment amount of $90 million, and reducing the interest rate by replacing the London Interbank Offered Rate (“LIBOR”) interest rate benchmark (which had an applicable margin of 2.25% for LIBOR rate loans) with the secured overnight financing rate (“SOFR”) interest rate benchmark (which has an applicable margin of 1.75% for SOFR rate loans).
Deverl Maserang, CEO of Farmer Brothers, commented, “We’re pleased to have access to this additional liquidity, which enhances our flexibility to assure adequate inventory levels in the midst of heightened commodity market and pricing pressures. Providing quality coffee and services to our customers and vendors remains our number one priority and as such, the enhancements to our credit facility provide additional support for the benefit of both customers and our shareholders.”
About Farmer Brothers
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler, and distributor of coffee, tea, and culinary products. The Company’s product lines include organic, Direct Trade, and sustainably produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.
Marketing Contact
Nathalie Oetzel
noetzel@farmerbros.com

Investor Relations Contact
Ellipsis
Jeff Majtyka & Kyle King
Investor.relations@farmerbros.com
(646) 776-0886